Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China Resort Holdings, Ltd.

Shijiazhuang, Hebei Province

China

We hereby consent to the use in this Registration Statement on Form 10 (the “Registration Statement”) of our report dated August 7, 2013, relating to the consolidated balance sheets of China Resort Holdings, Ltd. (“China Resort BVI” or the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), equity and cash flows for the years then ended, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

August 7, 2013